Exhibit 99.1

CHANCELLOR'S $2,050,000 PROPERTY SALE

PAMPA , TEXAS , October 20, 2011 - Texas-based oil and gas producer, Chancellor Group, Inc. (OTCBB: CHAG), announced today that Gryphon Production Company, LLC, its wholly owned subsidiary, has entered into a definitive agreement to sell substantially all of its assets, including seven of its nine oil and gas leases plus yard, building and equipment, to LCB Resources for $2,050,000. The transaction is subject to customary closing conditions and is expected to close in the fourth quarter of 2011, although delays could occur.

Following consummation of the transaction, Gryphon will retain two producing leases in Gray County, Texas and continue as an oil and gas operator under a license from the Texas Railroad Commission.

Maxwell Grant, Chairman and Chief Executive Officer of Chancellor, said that the four producing oil wells and one water disposal well on the two retained Gray County leases would provide the company with steady production and allow it to continue its oil and gas operator's license.

The proceeds from the asset sale will be used to provide working capital to Gryphon and for future corporate purposes including, but not limited to, possible acquisitions and other corporate programs and purposes that have yet to be identified.

Mr. Grant commented, "We will begin working with a top American geologist and experienced landman to help us identify oil and gas opportunities in oil rich states. In particular, we will be looking for under-valued assets with sufficient reserves to provide upside." "We continue to have no long-term debt and look forward to this exciting new phase of our business." Mr. Grant said.

About Chancellor:

Chancellor Group Inc. engages in the acquisition, exploration and development of oil and natural gas properties. It is based in Pampa, Texas. For additional information please see Chancellor's filings at www.sec.gov Safe Harbor
Statement: This Press Release contains statements which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Chancellor Group, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes
to   future   operating   results.

Contact:

Pamela McDowell
806-688-9693
shareholders@TheChancellorGroup.com